Exhibit 99.1

ENSERVCO Announces Results of Annual Meeting of Stockholders and Provides Update on Progress with New Water Transfer and HydroFLOW® Business Lines and Prospects for Upcoming Heating Season

DENVER, CO – October 6, 2016 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported results of its 2016 Annual Meeting and provided an update on new business lines and prospects for the upcoming heating season.

Annual Meeting Results

ENSERVCO shareholders voted in favor of all five proposals at the Company’s Annual Meeting of Stockholders on September 29, 2016. Specifically, shareholders elected six directors for a one-year term: Keith J. Behrens, Robert S. Herlin, William A. Jolly, Rick D. Kasch, Richard A. Murphy, and Steven P. Oppenheim. In addition, shareholders approved the 2016 Stock Incentive Plan, approved EKS&H, LLLP as the Company’s independent registered accounting firm; and approved, on an advisory basis, the compensation of executive officers and the frequency of advisory votes on executive compensation.

Water Transfer and HydroFLOW® Business Updates

In January 2016, ENSERVCO launched Heat Waves Water Management, LLC following the $4.0 million acquisition of water management assets and technology. This new subsidiary has two primary business lines – water transfer, which consists of moving water from lakes, streams or above-ground storage units to support hydraulic fracturing operations, and HydroFLOW®, which is a patented device that offers users a lower-cost, ‘green’ alternative to traditional treatments for removing bacteria and scale from water in a variety of applications.

ENSERVCO has booked its first two water transfer projects for customers in Colorado and North Dakota and has two additional projects pending in Colorado and Ohio. These projects include both new and existing customers. The Company expects to begin generating revenue from these projects in the fourth quarter of 2016.

The Company is also gaining traction with its HydroFLOW® marketing efforts, with successful proof of concept activities with potential customers in the oil and gas and wastewater treatment industries as well as advanced discussions with a large multinational gold mining company. ENSERVCO is offering customers purchase and rental options on HydroFLOW® units.

Heating Season (Fourth and First Quarters) Update

With the seasonally slower second and third quarters concluded, ENSERVCO is now entering its two heating season quarters, which are traditionally the Company’s most prolific in terms of revenue and profitability. Based on recent discussions with major customers, but subject to oil price fluctuations that may impact them, the Company expects a year-over-year increase in demand for frac water heating services, particularly in the D-J, Bakken and Utica/Marcellus basins. In addition, ENSERVCO continues to expand its presence in the Eagle Ford basin where over the past year the Company has achieved significant growth in its hot oiling and acidizing service lines. Due to customer demand for these services, ENSERVCO is adding a second operations center in Victoria, Texas, to service the heart of the Eagle Ford where the larger wells are concentrated and expects to expand its fleet by re-deploying units from other less active basins and possibly adding new units.

“We are pleased to announce that we are achieving the traction we expected in both of our new business lines,” said Rick Kasch, chairman and CEO. “We have worked hard to market our water transfer solutions to new and existing customers in a very difficult industry environment, and we are now beginning to win business. Likewise, we are encouraged by growing interest in our new HydroFLOW® product following positive test results and sales presentations to operators in multiple vertical markets where this patented technology has application. Over time we expect these two business lines to become key contributors to our overall revenue. Our strategy over the last year has been and continues to be to acquire assets at what we believe are favorable valuations in order to expand and strengthen our services mix, create new revenue streams, and offer customers bundled services that reduce their operating costs and streamline their procurement processes.

“We are also pleased to be entering our heating season, when our fleet utilization and demand for our higher margin services is highest, with indications of increased industry activity,” Kasch added. “As oil prices stabilize at the current level or trend higher, hydraulic fracturing is likely to increase in our key areas of operation. Additionally, if expectations for a colder winter versus last year’s record warm weather are borne out, we would anticipate a substantial increase in demand for our heating services.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment, water hauling and oilfield support equipment rental. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2015, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the sustainability of recently increased oil prices, an increase in hydraulic fracturing activity and colder weather during the Company’s heating season; prospects for improved operating results based on recent higher oil prices and cold weather; continued expansion and revenue growth in the Eagle Ford Basin; the possibility the Company will add new units to its fleet; expectations that water transfer services will generate revenue in the fourth quarter of 2016; and expectations that water transfer services and HydroFLOW® will become important components of the Company’s revenue mix. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com